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                                                                      EXHIBIT 99

PRESS RELEASE

COTELLIGENT, INC.                     FOR IMMEDIATE RELEASE
101 California Street                 Company Contacts:
Suite 2050                            Daniel E. Jackson, Chief Financial Officer
San Francisco, CA 94111               Sonali Sen, VP of Investor Relations
Telephone: 415-439-6400               Cotelligent #01-04


                  COTELLIGENT FINALIZES DIVESTITURE AGREEMENT

    First Step in Cotelligent's Transformation to a Pure-play eBusiness and
                          mBusiness Solutions Provider

SAN FRANCISCO, CA, JUNE 15, 2000 - Cotelligent, Inc. (NYSE: CGZ), a leading IT consulting firm, announced today that it has signed a definitive agreement with COMSYS Information Technology Services, Inc., to divest substantially all of its staff augmentation business for approximately $131 million. The purchase price is comprised of $116 million in cash paid at closing, a contingent payment up to $5 million based upon operating results for the quarter ending June 30, 2000, and the assumption of certain liabilities. The transaction is expected to close by the end of June.

As announced on April 27, 2000, Cotelligent initiated a series of transforming transactions to reconfigure its business to become a pure-play eBusiness and mBusiness Solutions Provider. This transaction is a significant part of the Company's overall plan to divest itself of operations that do not fit within this strategy. Other remaining non-strategic operations will either be sold or closed. The Company does not anticipate significant proceeds or closing costs related to these transactions.

A portion of the proceeds from this transaction will be used to eliminate the Company's bank debt, fulfill our obligations under the ISR acquisition agreement, fund the bSmart.to LLC joint venture, and pay the resulting tax obligations. The remaining funds will provide the Company with substantial liquidity and will be the platform to fund future strategic growth in the business.

Jim Lavelle, Cotelligent's chairman and chief executive noted, "This is the first step in the transformation we announced in late April. With the closing of this transaction, Cotelligent will be ready to launch its wireless Internet joint venture and reconfigure its operations to capitalize on the current growth trends in eBusiness and the future growth frontier of wireless applications."

Upon closing the divestiture transaction, Cotelligent will fund and launch bSmart.to LLC ("bSmart.to"), the new wireless Internet joint venture backed by Cotelligent and bSmart.to Technologies. In the meantime, bSmart.to's key management team has been established. The team has been busy identifying new strategic alliance opportunities and finalizing a financial software application, which demonstrates bSmart.to's unique technology. The
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demonstration, first shown earlier this month at the New Jersey Technology
Showcase in Somerset, NJ, will be available shortly in all Cotelligent and bSmart.to locations. Cotelligent and bSmart.to personnel have also been working together to adopt bSmart.to's proprietary technology, unique RSL code and wireless applications. Pilot programs are now underway in the UK market. The joint venture is in the process of determining its space needs in Europe and Asia and expects to open offices soon. Further updates and ongoing progress may be reviewed at the new www.bsmart.to.

The new Cotelligent Consulting Team is streamlining and aligning its operations to its new direction. Key management has been repositioned to focus on core competencies to leverage existing client relationships, improve in-house technical capabilities, and enhance the impact of strategic alliances. Sales teams are being deployed to deliver the full range of Cotelligent products and services with a keen eye towards new profitability objectives.

On the wireless integration side, Cotelligent is positioning itself to support sales of bSmart.to applications in Europe and Asia. Mirroring bSmart.to's operational footprint, Cotelligent is planning to open offices in Europe and Asia, with a supporting development office in Bangalore, India. It is also developing in-house courseware and boot-camp processes to train technical consultants on bSmart.to applications.

"We are excited about the bold steps we have taken to transform our company into a leading eBusiness and mBusiness solutions provider. This is only the beginning. I am confident that the strategic initiatives undertaken and operational changes being deployed will produce meaningful results within the next year that we can all be proud of," Lavelle concluded.

ABOUT COTELLIGENT, INC.

Cotelligent is a global information technology (IT) consulting firm focusing on eBusiness and mBusiness. Cotelligent provides end-to-end electronic applications consulting and assists companies to receive information anywhere, anytime and in the most efficient format. Employing approximately 2850 technical consultants and operating staff, Cotelligent delivers services from 28 locations throughout the United States. Cotelligent's stock is traded on the New York Stock Exchange under the symbol CGZ. More detailed information is available on the company's Web site at www.cotelligent.com. Following the completion of the planned series of divestitures, Cotelligent will have over 600 technical consultants.

ABOUT COMSYS INFORMATION TECHNOLOGY SERVICES, INC.

COMSYS, headquartered in Houston, Texas, is one of the nation's leading providers of IT project support and specialized project services by providing highly skilled consultants. For more than 30 years, COMSYS has been a leader in staffing IT projects of any size, as well as managing comprehensive turnkey projects. COMSYS has a staff of more than 4,000 consultants and associates based in more than 30 offices throughout the United States. COMSYS clients include large corporations -- 129 of the Fortune 500 -- as well as many midsize companies. More information about COMSYS appears on the company's Web site, www.comsys.com.
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SAFE HARBOR STATEMENT

Except for historical information contained herein, the information contained in this news release includes forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from such statements. All forward-looking statements included in this release are based upon information available to Cotelligent as of the date thereof, and Cotelligent assumes no obligation to update any such forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: the extent to which customers invest in IT infrastructures; review of the restructuring charge by the Securities and Exchange Commission or other governmental agency; the availability of qualified IT professionals; the rate of hiring, productivity and retention of revenue-generating personnel; changes in the pricing of Cotelligent's services; the timing and rate of entrance into new regional markets; the structure and timing of acquisitions; the inability to obtain the waivers from lenders; the conditions relating to divestiture of the staff augmentation business; the conditions relating to the closing of the joint venture with bSmart.to Technologies; the possibility that the new joint venture requires capital beyond amounts currently contemplated; the possibility that revenues earned by or derived from the new joint venture is less than current expectations; the possibility that technologies will not perform according to expectations; and general economic conditions. Please refer to the discussion of risk factors and other factors included in Cotelligent's Annual Report on Form 10K for the year ended March 31, 1999, the Company's most recent Report on Form 10Q, and other filings made with the Securities and Exchange Commission.

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